Exhibit 99.1

News for Immediate Release

Contact: Alan Breitman
Chief Financial Officer
The First Marblehead Corporation
One Cabot Road, Suite 200
Medford, MA 02155
617.638.2065

First Marblehead Announces Third Quarter Financial Results

Medford, MA, May 11, 2015 — The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for the third quarter of fiscal 2015 as well as the nine month period ended March 31, 2015.

For the third quarter of fiscal 2015, the Company recorded a net loss from continuing operations of $7.8 million, or $(0.68) per share, compared to a net loss from continuing operations of $6.9 million, or $(0.61) per share, for the third quarter of fiscal 2014. The increase in the net loss from continuing operations was primarily due to a $781 thousand increase in total expenses, largely driven by increased costs related to refund management and payment processing services at the Company’s subsidiary Tuition Management Systems LLC, coupled with decreased revenues of $102 thousand. The decrease in revenues was due to a lesser increase to the fair value of our service revenue receivables of $871 thousand offset by an increase of $528 thousand in tuition management fees and an increase of $241 thousand in administrative and other fees.

For the nine month period ended March 31, 2015, the Company recorded a net loss from continuing operations of $31.3 million, or $(2.72) per share, compared to a net loss of $27.5 million, $(2.45) per share, for the nine month period ended March 31, 2014. The increase in the net loss from continuing operations was primarily attributable to a $5.4 million increase in total expenses, principally due to a one-time charge of $5.0 million related to the NC Residuals legal settlement, partially offset by increased revenues. Revenues for the nine month period ended March 31, 2015 increased $1.8 million, or 5.0%, to $38.4 million. The increase in revenues included increases of $1.1 million in tuition management fees, $909 thousand in Monogram®-based fee revenues and $478 thousand in fee income from the Company’s subsidiary Cology LLC. These increases were partially offset by a decline of $435 thousand in fair value changes to service revenue receivables and $273 thousand in lower revenues from special servicing of certain securitization trusts that we previously facilitated.

The discontinued operations of Union Federal Savings Bank (“Union Federal”), net of taxes, for the third quarter of fiscal 2015 was a net loss of $761 thousand, or $(0.07) per share, compared to net income of $1.8 million, or $0.16 per share, for the third quarter of fiscal 2014. The discontinued operations of Union Federal, net of taxes, for the nine month period ended March 31, 2015 was a net loss of $3.5 million, or $(0.31) per share, compared to net income of $3.2 million, or $0.29 per share, for the nine month period ended March 31, 2014. The decline in the results of Union Federal for the three and nine month periods ended March 31, 2015 was due to lower revenues, driven by decreased education loan and investment portfolio volumes, as well as a decline in other income. Other income generated by Union Federal declined for the three and nine month periods ended March 31, 2015 primarily due to a $1.4 million gain on the sale of education loans recognized in the same periods of the prior year coupled with fair value write-downs taken on Union Federal’s education loan portfolio and mortgage loan portfolio during the three and nine month periods ended March 31, 2015.

For the third quarter of fiscal 2015, total facilitated private education loan volumes were $104.3 million, consisting of $9.2 million of Monogram-based loans, a 13% increase over the same quarter of the prior year after excluding Union Federal facilitated volumes for the prior year period, and $95.1 million of loans facilitated by Cology LLC, a 56% increase over the same quarter of the prior year. Loan disbursements, excluding Union Federal, for the third quarter of fiscal 2015 totaled $312.1 million, consisting of $48.0 million of Monogram-based loans, a 28% increase over the same quarter of the prior year, and $264.1 million of loans disbursed by Cology LLC, a 15% increase over the same quarter of the prior year.

For the nine month period ended March 31, 2015, total facilitated private education loan volumes, excluding Union Federal, were $667.2 million, consisting of $107.1 million of Monogram-based loans, a 33% increase over the same period of the prior year, and $560.1 million of loans facilitated by Cology LLC, a 13% increase over the same period of the prior year. Loan disbursements, excluding Union Federal, for the nine month period ended March 31, 2015 totaled $690.7 million, consisting of $109.6 million of Monogram-based loans, a 29% increase over the same period of the prior year, and $581.1 million of loans disbursed by Cology LLC, a 14% increase over the same period of the prior year.

The increase in Monogram-based loan volume for the three and nine month periods ended March 31, 2015 as compared to the same periods a year ago was primarily the result of the Union Federal® Private Student Loan Program funded by SunTrust Bank, which was launched on June 13, 2014. In addition, for the nine month period ended March 31, 2015 as compared to the nine month period ended March 31, 2014, marketing programs employed during peak season contributed to the increased loan volume.

The increase in Cology LLC loan volume for the three and nine month periods ended March 31, 2015 as compared to the same periods a year ago was primarily the result of organic growth at existing clients, including new loan programs.

 “The Company is pleased with the continued growth in its fee for service revenues during the third quarter,” said Daniel Meyers, Chairman and Chief Executive Officer. “We believe that we can continue this trend in the fourth quarter,” added Mr. Meyers.

Company Liquidity

As of March 31, 2015, the Company had cash and cash equivalents and short-term investments from continuing operations of $50.7 million compared to $56.8 million at December 31, 2014. The decrease of $6.1 million was primarily the result of cash used to fund continuing operations coupled with net fundings for participation interest accounts partially offset by the return of $1.4 million in participation interest account funds held at Union Federal.

Quarterly Conference Call

First Marblehead will host a conference call on Monday, May 11, 2015 at 5:00 p.m. Eastern Time to discuss its operating results and provide an update on the Company’s business. Investors and other interested parties are invited to listen to the conference call via a simultaneous internet broadcast on the Company’s website at www.firstmarblehead.com, under “For Investors,” or by dialing (888) 317-6003 from the United States or (412) 317-6061 from abroad and entering the pass code 1548140.

A replay will be available approximately one hour after completion of the call on First Marblehead’s website or by dialing (877) 344-7529 from the United States or (412) 317-0088 from abroad and entering the pass code 10065269. The replay will be available for two weeks.

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. First Marblehead offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services for lenders. For more information, please see www2.cology.com. Through its bank subsidiary, Union Federal, First Marblehead offers branch money market and time deposit products. For more information, please see www.unionfsb.com. Following the planned dissolution of Union Federal, First Marblehead will cease to offer banking services through Union Federal.

Statements in this press release, including the financial tables, regarding First Marblehead’s future revenue, expenses and other financial and operating results and liquidity, including statements concerning the planned dissolution of Union Federal, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our historical performance, and on our plans, estimates and expectations as of May 11, 2015. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates, intentions or expectations expressed or implied by us will be achieved. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operating results and the planned dissolution of Union Federal, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: market acceptance of, and demand for, our Monogram platform and fee-based service offerings, including our success in negotiating loan program agreements with additional clients; the successful sales and marketing of Monogram-based loan offerings, including the volume of loan applications and the extent to which loan applications ultimately result in disbursed loans; the volume, timing and performance of disbursed loans; the size and structure of any credit enhancement provided by First Marblehead in connection with our Monogram platform; the successful sales and marketing of the products and services offered by Tuition Management Systems LLC and Cology LLC; other changes to our business model or business effects, including the effects of industry, economic or political conditions outside of our control; capital markets conditions and our ability to structure securitizations or alternative financings; the size, structure and timing of any such securitizations or alternative financings; our ability to further reduce our operating expenses without adversely affecting our business; the outcome of the review by the Joint Committee on Taxation of the decision by the Internal Revenue Service (“IRS”) not to challenge the federal tax refunds we previously received in the amounts of $176.6 million and $45.1 million and any reconsideration by the IRS as a result of the review by the Joint Committee on Taxation; resolution of litigation and regulatory proceedings pertaining to our Massachusetts state income tax returns; the planned dissolution of Union Federal, including the timing of any such dissolution, and any costs relating to the planned dissolution or a decision not to proceed with the planned dissolution for any reason, including, without limitation, the failure to receive the necessary regulatory approvals; First Marblehead’s and Firstmark Services’ ability to transition loan processing services to Firstmark Services; the possibility that First Marblehead may be unable to achieve expected operating efficiencies following the transition of services to Firstmark Services within the expected time-frames or at all; Firstmark Services’ success in delivering loan origination services to First Marblehead and its lender clients; customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with customers or clients) that are greater than expected following the transition of services; the estimates and assumptions we make in preparing our financial statements, including quantitative and qualitative factors used in determining the estimate of the fair value of service revenue receivables and deposits for participation interest accounts; and the other factors set forth under the caption “Part II – Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2015. Important factors that could cause or contribute to future adjustments to the estimates and assumptions we make in preparing our financial statements include: actual transactions or market observations relating to asset-backed securities, loan portfolios or corporate debt securities; variances between our performance assumptions and the actual performance of the loan portfolios held by the GATE trusts, Union Federal or First Marblehead’s clients (the “Portfolios”); economic, legislative, regulatory, competitive and other factors affecting discount, default, recovery and prepayment rates on the Portfolios, including general economic conditions, the consumer credit environment and unemployment rates; management’s determination of which qualitative and quantitative factors should be weighed in our estimates, and the weight to be given to such factors; capital markets receptivity to securities backed by private education loans; interest rate trends; the outcome of the review by the Joint Committee on Taxation of the IRS’s decision to not challenge the federal tax refunds we previously received and any reconsideration by the IRS as a result of the review by the Joint Committee on Taxation; the resolution of litigation pending before the Massachusetts Appellate Tax Board in the cases pertaining to our Massachusetts state income tax returns for the taxable years ended June 30, 2008 and 2009; and the planned dissolution of Union Federal, including the timing of any such dissolution, and any costs relating to the planned dissolution or a decision not to proceed with the planned dissolution for any reason, including, without limitation, the failure to receive the necessary regulatory approvals. We specifically disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if our estimates change, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.

The First Marblehead Corporation and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended March 31, 2015 and 2014
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2015	2014	2015	2014
Revenues:
Tuition payment processing fees	$8,411	$7,883	$24,567	$23,469
Administrative and other fees	4,275	4,034	12,060	10,901
Fair value changes to service revenue receivables	495	1,366	1,813	2,248
Total revenues	13,181	13,283	38,440	36,618
Expenses:
Compensation and benefits	9,580	9,219	27,877	27,625
General and administrative	11,113	10,693	41,371	36,174
Total expenses	20,693	19,912	69,248	63,799
Other income	37	71	411	502
Loss from continuing operations, before income taxes	(7,475)	(6,558)	(30,397)	(26,679)
Income tax expense from continuing operations	360	334	878	867
Net loss from continuing operations	(7,835)	(6,892)	(31,275)	(27,546)
Discontinued operations, net of taxes	(761)	1,779	(3,467)	3,231
Net loss	$(8,596)	$(5,113)	$(34,742)	$(24,315)
Net loss per basic and diluted common share:
From continuing operations	$(0.68)	$(0.61)	$(2.72)	$(2.45)
From discontinued operations	(0.07)	0.16	(0.31)	0.29
Total basic and diluted net loss per common share	$(0.75)	$(0.45)	$(3.03)	$(2.16)
Basic and diluted weighted-average common shares outstanding	11,530	11,288	11,480	11,262

The First Marblehead Corporation and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2015 and June 30, 2014
(unaudited)
(dollars and shares in thousands, except per share amounts)

	March 31, 2015	June 30, 2014
Assets
Cash and cash equivalents	$40,658	$33,955
Short-term investments, at cost	10,004	40,057
Restricted cash	75,770	94,436
Deposits for participation interest accounts, at fair value	16,825	15,834
Service revenue receivables, at fair value	13,037	13,979
Goodwill	20,066	20,066
Intangible assets, net	20,035	21,769
Property and equipment, net	5,409	5,819
Other assets	9,399	8,163
Assets from continuing operations	211,203	254,078
Assets from discontinued operations	131,579	188,806
Total assets	$342,782	$442,884
Liabilities and Stockholders’ Equity
Liabilities:
Restricted funds due to clients	$75,626	$94,272
Accounts payable, accrued expenses and other liabilities	14,279	11,050
Income taxes payable	27,084	26,582
Net deferred income tax liability	2,027	1,655
Liabilities from continuing operations	119,016	133,559
Liabilities from discontinued operations	109,366	162,827
Total liabilities	228,382	296,386
Commitments and contingencies:
Stockholders’ equity:
Common stock, par value $0.01 per share; 25,000 shares authorized; 12,600 and 12,260 shares issued; 11,530 and 11,300 shares outstanding	125	122
Additional paid-in capital	465,790	462,328
Accumulated deficit	(163,133)	(128,391)
Treasury stock, 1,070 and 960 shares held, at cost	(188,382)	(187,860)
Accumulated other comprehensive income	—	299
Total stockholders’ equity	114,400	146,498
Total liabilities and stockholders’ equity	$342,782	$442,884

The First Marblehead Corporation and Subsidiaries
Facilitated and Disbursed Loan Volume Data
For the Three and Nine Months Ended March 31, 2015 and 2014
(unaudited)
(dollars in thousands)

The following tables present our private education loan facilitation metrics with respect to our Monogram-based loan programs, excluding Union Federal, for the three and nine months ended March 31, 2015 and 2014, as well as the private education loans processed by Cology LLC for these periods.

	Three months ended March 31,
	2015			2014
	Partnered Lending	Cology LLC	Total	Partnered Lending	Cology LLC	Total
	(dollars in thousands)
Facilitated Loans	$9,160	$95,136	$104,296	$8,084	$60,856	$68,940
Disbursed Loans	47,980	264,161	312,141	37,476	228,924	266,400

	Nine months ended March 31,
	2015			2014
	Partnered Lending	Cology LLC	Total	Partnered Lending	Cology LLC	Total
	(dollars in thousands)
Facilitated Loans	$107,088	$560,101	$667,189	$80,563	$497,400	$577,963
Disbursed Loans	109,587	581,139	690,726	85,136	510,342	595,478

Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on U.S. generally accepted accounting principles (“GAAP”), the Company has included in this press release an additional financial metric that it refers to as “net operating cash usage” that was not prepared in accordance with GAAP. The Company defines “net operating cash usage” to approximate cash required to fund its operations. “Net operating cash usage” is not directly comparable to the Company’s consolidated statements of cash flows prepared in accordance with GAAP. Legislative and regulatory guidance discourages the use of, and emphasis on, non-GAAP financial metrics and requires companies to explain why a non-GAAP financial metric is relevant to management and investors.

The Company’s management and its board of directors use this non-GAAP financial metric, in addition to GAAP financial measures, as a basis for measuring and forecasting the Company’s core operating performance and comparing such performance to that of prior periods. This non-GAAP financial measure is also used by the Company in its financial and operational decision-making.

The Company believes that the inclusion of this non-GAAP financial metric helps investors to gain a better understanding of its results, including its expenses and liquidity position. In addition, the Company’s presentation of this non-GAAP financial measure is consistent with how it expects that analysts may calculate their estimates of its financial results in their research reports and with how clients, investors, analysts and financial news media may evaluate its financial results.

There are limitations associated with reliance on any non-GAAP financial measure because any such measure is specific to the Company’s operations and financial performance, which makes comparisons with other companies’ financial results more challenging. Nevertheless, by providing both GAAP and non-GAAP financial measures, the Company believes that investors are able to compare its GAAP results to those of other companies, while also gaining a better understanding of its operating performance, consistent with management’s evaluation.

“Net operating cash usage” should be considered in addition to, and not as a substitute for, or superior to, financial information prepared in accordance with GAAP. “Net operating cash usage” excludes the effects of income taxes, acquisitions or divestitures, participation interest account net fundings and changes in other assets and other liabilities that are solely related to short-term timing of cash payments or receipts.

 In accordance with the requirements of Regulation G promulgated by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure, loss from continuing operations, before income taxes, for the three and nine months ended March 31, 2015 and 2014 and reconciles the GAAP measure to the comparable non-GAAP financial metric:

The First Marblehead Corporation and Subsidiaries
Net Operating Cash Usage, a Non-GAAP Financial Measure
For the Three and Nine Months Ended March 31, 2015 and 2014
(unaudited)
(dollars in thousands)

	Three months ended March 31,		Nine months ended March 31,
	2015	2014	2015	2014
	(dollars in thousands)
Loss from continuing operations, before income taxes	$(7,475)	$(6,558)	$(30,397)	$(26,679)
Adjustments to loss from continuing operations, before income taxes:
Fair value changes to service revenue receivables	(495)	(1,366)	(1,813)	(2,248)
Distributions from service revenue receivables	949	780	2,755	2,859
Depreciation and amortization	1,319	1,357	3,903	3,994
Stock-based compensation	809	795	3,465	3,688
Change in TMS deferred revenue	(1,274)	(1,765)	(1,720)	(2,296)
Additions to property and equipment	(818)	(532)	(1,759)	(1,902)
Other, net of cash flows from Union Federal	(276)	1,584	(170)	2,234
Non-GAAP net operating cash usage	$(7,261)	$(5,705)	$(25,736)	$(20,350)

“Net operating cash usage” for the nine months ended March 31, 2015 included the accrual of a $5.0 million legal settlement, which is expected to be paid out by the end of fiscal 2015.